UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 15, 2013

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina (Address of Principal Executive Offices)	27410 (Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed, on August 12, 2013, Ronald L. Smith resigned as the Vice President and Chief Financial Officer of Unifi, Inc. (the “Registrant”). The Registrant and Mr. Smith have entered into a Severance Agreement and Waiver of Claims (the “Severance Agreement”) that, if not revoked by Mr. Smith prior to August 23, 2013 pursuant to his statutory right to unilaterally do so, will be effective on August 23, 2013. Under the terms of the Severance Agreement when and if so effective, (i) Mr. Smith will receive aggregate severance pay of $474,667, subject to applicable withholding and deductions, on the Registrant’s normal bi-weekly payroll periods for a period of 16 months, (ii) Mr. Smith will receive three weeks of vacation pay on August 23, 2013, and (iii) Mr. Smith will continue to receive medical and dental coverage in accordance with the Registrant’s employee welfare benefit plan through the earlier of his new employment, gainful self-employment or October 23, 2014, provided that the premiums for such coverage shall be those applicable to other employees of the Registrant and shall be deducted from the severance payments described above.  In addition, the unvested portion of restricted stock units granted to Mr. Smith on July 27, 2011 and July 25, 2012 were allowed to vest.

In exchange for the consideration provided by the Severance Agreement, Mr. Smith has also agreed to, among other things, (i) refrain from engaging in certain competitive activities for the severance period expiring October 23, 2014, (ii) keep confidential the Registrant’s confidential information until August 23, 2018, (iii) fully release the Registrant and its subsidiaries and affiliate companies from all claims arising from his employment with or termination from the Registrant, and (iv) provide continued cooperation and assistance to the Registrant, including with respect to transitioning his work assignments to others.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

By:	/s/ W. RANDY EADDY
W. Randy Eaddy
General Counsel

Dated: August 21, 2013